Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES
 RESULTS FOR JANUARY 2007

BOHEMIA, N.Y. — February 8, 2007- NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of January 2007 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF JANUARY

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$76	$72	6%

North American Retail / Vitamin World	$19	$22	-15%

European Retail / Holland & Barrett / GNC (UK)	$55	$44	26%

Direct Response/ Puritan’s Pride	$18	$23	-22%

Total	$168	$160	5%

European Retail net sales in local currency increased 13% in January 2007.  Vitamin World same store sales decreased 10% in January 2007.

ABOUT NBTY

NBTY is a global leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU®, Solgar® and Ester-C® brands.